Exhibit 99.1

Bristol-Myers Squibb Reports First Quarter 2014 Financial Results

•	Posts First Quarter GAAP EPS of $0.56 and Non-GAAP EPS of $0.46

•	Announces Plans to Initiate a Rolling Submission for nivolumab in Third-Line Squamous Cell Non-Small Cell Lung Cancer Based on Study 063, to be Completed by Year-end

•	Achieved Important Regulatory Milestones for Eliquis, daclatasvir/asunaprevir and Diabetes Franchise

•	Acquires iPierian, Inc., a privately held biotechnology company

•	Adjusts 2014 GAAP EPS and Non-GAAP EPS Guidance Ranges to $1.70 - $1.80

(NEW YORK, April 29, 2014) - Bristol-Myers Squibb Company (NYSE: BMY) today reported financial results for the first quarter of 2014 and adjusted GAAP and non-GAAP guidance for 2014. The first quarter was highlighted by the achievement of important regulatory milestones for Eliquis, daclatasvir/asunaprevir and the diabetes franchise. The company also completed the sale of its diabetes business to AstraZeneca, receiving $3.3 billion in closing and milestone payments during the quarter. In addition, the company announced that it plans to initiate a rolling submission for nivolumab in third-line squamous cell non-small cell lung cancer based on Study 063, which it expects to complete by year-end.

“In the first quarter, we again delivered strong financial results, demonstrating the strength of our core brands and our focus on operational execution,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “We continue to build a foundation for long-term success by investing across our portfolio, developing our innovative pipeline and advancing our evolution to a diversified specialty care BioPharma leader.”

	First Quarter
$ amounts in millions, except per share amounts	2014	2013	Change
Total Revenues	$3,811	$3,831	(1)%
GAAP Diluted EPS	0.56	0.37	51%
Non-GAAP Diluted EPS	0.46	0.41	12%

FIRST QUARTER FINANCIAL RESULTS

•
Bristol-Myers Squibb posted first quarter 2014 revenues of $3.8 billion, a decrease of 1% compared to the same period a year ago. Excluding the recently divested Diabetes Alliance, global revenues increased 5% to $3.6 billion.

•	U.S. revenues decreased 10% to $1.8 billion in the quarter compared to the same period a year ago. International revenues increased 10% to $2.0 billion.

•	Gross margin as a percentage of revenues was 74.6% in the quarter compared to 72.3% in the same period a year ago.

•	Marketing, selling and administrative expenses decreased 4% to $957 million in the quarter.

•	Advertising and product promotion spending decreased 14% to $163 million in the quarter.

•	Research and development expenses increased 2% to $946 million in the quarter.

•	The effective tax rate on earnings before income taxes was 5.0% in the quarter, compared to 7.6% in the first quarter last year.

•	The company reported net earnings attributable to Bristol-Myers Squibb of $937 million, or $0.56 per share, in the quarter compared to $609 million, or $0.37 per share, a year ago.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $766 million, or $0.46 per share, in the first quarter, compared to $679 million, or $0.41 per share, for the same period in 2013. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $10.6 billion, with a net cash position of $3.0 billion, as of March 31, 2014.

FIRST QUARTER STRATEGIC UPDATE

In February, the company completed the sale of its global diabetes business, excluding China, to AstraZeneca. Bristol-Myers Squibb received from AstraZeneca a payment of approximately $2.7 billion at closing and a subsequent milestone payment of $600 million for the U.S. approval of Farxiga™ (dapagliflozin). The company also received $100 million in the second quarter for the approval of dapagliflozin in Japan. Under terms of the agreement, Bristol-Myers Squibb will potentially receive additional regulatory- and sales-based milestone payments from AstraZeneca of up to $700 million, royalty payments based on net sales through 2025 and additional payments if and when certain assets are subsequently transferred.
The closing of the transaction as it relates to China remains subject to the satisfaction of certain conditions in the Sino-American Shanghai Squibb Pharmaceutical Company joint venture agreement between Bristol-Myers Squibb China and its joint venture partners.

FIRST QUARTER PRODUCT AND PIPELINE UPDATE
Bristol-Myers Squibb’s global revenues in the first quarter included Sprycel, which grew 19%, Yervoy, which grew 18%, Orencia, which grew 13%, and Baraclude, which grew 11%. Global revenues for Eliquis were $106 million.

Nivolumab

•
In April, the company met with the U.S. Food and Drug Administration (FDA) regarding the results of Study 063, which evaluated nivolumab in third-line squamous cell non-small cell lung cancer, and plans to initiate a rolling submission for this indication based on Study 063 in the coming days. The company expects to complete the rolling submission by year-end.

Eliquis

•
In March, the company and its partner, Pfizer, announced that the FDA approved a Supplemental New Drug Application for Eliquis to reduce the risk of deep vein thrombosis (DVT), which may lead to pulmonary embolism (PE), in patients who have undergone hip or knee replacement surgery. DVT is a blood clot that forms in a large vein, usually in the lower leg, thigh or pelvis and can lead to a PE when a portion or all of a blood clot breaks off and travels to the lungs, blocking one or more blood vessels. A PE can lead to sudden death.

•
In March, the company and its partner, Pfizer, announced the results of a pre-specified subanalysis of the Phase III ARISTOTLE trial assessing the effect of blood pressure control on outcomes. The study showed that the results for stroke risk reduction for Eliquis versus warfarin were consistent with the overall ARISTOTLE study results, demonstrating that Eliquis reduced stroke or systemic embolism, caused fewer major bleeding events and reduced all-cause mortality as compared to warfarin, regardless of blood pressure control. The results also showed that poor blood pressure control was associated with a substantially higher risk of stroke or systemic embolism, independent of Eliquis or warfarin treatment. The data were presented at the American College of Cardiology’s 63rd Annual Scientific Session in Washington, D.C.

•
In February, the company and its partner, Pfizer, announced that results of a pre-specified subanalysis of the Phase III ARISTOTLE trial in relation to patient age were published in the European Heart Journal. The subanalysis found consistent results across age groups for reducing the risk of stroke and systemic embolism and reducing the risk of all-cause death with fewer bleeding events for Eliquis versus warfarin. Owing to the higher risk in older age (75 and older), the absolute benefit to patients with nonvalvular atrial fibrillation was greater with Eliquis in the older population.

Hepatitis C

•
In April, the company announced that it submitted New Drug Applications (NDAs) to the FDA for the investigational products daclatasvir (DCV), an NS5A replication complex inhibitor, and asunaprevir (ASV), an NS3 protease inhibitor. The data submitted in the NDAs support the use of DCV+ASV in patients with genotype 1b hepatitis C (HCV). The DCV NDA also seeks approval for use of this compound in combination with other agents for multiple genotypes. The submissions are subject to FDA review for acceptance for filing.

•
In April, at The International Liver Congress in London, the company announced the first Phase III results from the global HALLMARK Dual study investigating the all-oral, interferon- and ribavirin-free regimen of DCV+ASV among genotype 1b HCV patients. Results showed that the 24-week regimen achieved an overall sustained virologic response (a functional cure) 12 weeks after the end of treatment (SVR12) among treatment naïve (90%), peginterferon/ribavirin non-responder (82%), and peginterferon/ribavirin ineligible/intolerant (82%) patients, including cirrhotic and non-cirrhotic patients (84% and 85%, respectively). In the study, the DCV+ASV regimen was generally well-tolerated.

•
In February, the company announced that the FDA has granted its investigational DCV+ASV dual regimen Breakthrough Therapy Designation for use as a combination therapy in the treatment of genotype 1b chronic HCV infection. The designation is based on data from the company’s ongoing Phase III clinical trial program evaluating the all-oral combination regimen of DCV+ASV without ribavirin.

HIV

•
In April, the company announced the submission of an NDA to the FDA for a fixed-dose combination of atazanavir sulfate, a protease inhibitor marketed as Reyataz, and cobicistat, an investigational pharmacokinetic enhancer, or boosting agent, that can increase the level of certain HIV-1 medicines in the blood and make them more effective. The company is seeking approval of the fixed-dose combination tablet for use in combination with other antiretroviral agents for the treatment of HIV-1 infection. Cobicistat is being developed by Gilead Sciences, Inc.

•
In March, at the 21st Conference on Retroviruses and Opportunistic Infections in Boston, the company presented 24-week Phase IIb data for its investigational compound, BMS-663068, that demonstrated similar response rates (HIV-1 RNA <50 c/mL) when compared to a boosted protease inhibitor, Reyataz, with ritonavir. Among HIV-1 infected treatment-experienced patients receiving BMS-663068, 69% to 80% had HIV-1 RNA levels of <50 c/mL (a measure indicating virus replication is undetectable), compared to 75% of patients taking Reyataz with ritonavir.

Diabetes

•
In March, following the company’s sale of its global diabetes business to AstraZeneca, the Japanese Ministry of Health, Labor and Welfare (MHLW) approved Forxiga® as a once-daily oral treatment for type 2 diabetes in Japan. The Forxiga® application was submitted to MHLW by Bristol-Myers Squibb K.K.

•	Also in March, the FDA approved the Bydureon® pen (exenatide extended-release for injectable suspension) 2 mg as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. The Bydureon® pen was developed by Amylin Pharmaceuticals as part of the company’s prior global diabetes collaboration with AstraZeneca.

•
In February, the FDA approved orphan drug Myalept™ (metreleptin for injection) as an adjunct to diet as replacement therapy for the treatment of complications of leptin deficiency in patients with congenital or acquired generalized lipodystrophy. Myalept™ was being developed by the Bristol-Myers Squibb-AstraZeneca collaboration at the time of the company’s sale of its global diabetes business to AstraZeneca and was among the products included in that sale. Bristol-Myers Squibb continues to provide AstraZeneca with development and regulatory support for Myalept™ pursuant to the company’s development agreement with AstraZeneca.

•
In January, the company and its partner, AstraZeneca, announced that the FDA approved Farxiga™ (dapagliflozin), a once-daily oral treatment indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus. Farxiga™ is marketed by AstraZeneca as Forxiga® outside the United States.

FIRST QUARTER BUSINESS DEVELOPMENT UPDATE

•
In April, the company announced its acquisition of iPierian, Inc., a privately held biotechnology company focused on the discovery and development of new treatments for Tauopathies, a class of neurodegenerative diseases associated with the pathological aggregation of Tau protein in the human brain. The acquisition of iPierian advances the company’s discovery strategy to pursue therapeutics for genetically defined diseases. The acquisition gives Bristol-Myers Squibb full rights to iPierian’s lead asset IPN007, an innovative preclinical monoclonal antibody that represents a promising new approach to treat progressive supranuclear palsy (PSP) and other Tauopathies, and has the potential to commence Phase 1 clinical trials by early 2015.

•
In April, the company and Samsung BioLogics increased the scope of their existing manufacturing agreement to have Samsung manufacture commercial drug substances and drug product for several Bristol-Myers Squibb biologic medicines at its manufacturing site in Incheon, South Korea.

•
In March, the company signed a collaboration agreement with Five Prime Therapeutics for the discovery, development and commercialization of immuno-oncology (I-O) therapies directed at targets identified in two undisclosed immune checkpoint pathways using Five Prime’s proprietary target discovery platform. Bristol-Myers Squibb will leverage Five Prime’s platform to advance its existing I-O programs by identifying the most viable drug targets for continued research and development. Drug candidates developed against these new and existing targets may be studied either as single agents or in combination with existing or potential Bristol-Myers Squibb I-O therapies.

2014 FINANCIAL GUIDANCE

Bristol-Myers Squibb is adjusting its 2014 GAAP EPS guidance range to $1.70 - $1.80 from $1.75 - $1.90 and its non-GAAP EPS guidance range to $1.70 - $1.80 from $1.65 - $1.80. Both GAAP and non-GAAP guidance assume current exchange rates. Key 2014 non-GAAP guidance assumptions include:

•	Worldwide revenues between $15.2 billion and $15.8 billion.

•	Full-year gross margin as a percentage of revenues between 75% and 76%.

•	Advertising and promotion expense decreasing in the mid-teen-digit range.

•	Marketing, sales and administrative expenses decreasing in the mid-single-digit range.

•	Research and development expenses growing in the mid-single-digit range.

•	An effective tax rate of approximately 18%.

The financial guidance for 2014 excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2014 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other licensing payments for in-licensing of products that have not achieved regulatory approval which are immediately expensed; net amortization of acquired intangible assets and deferred income related to Amylin; pension settlement charges; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline compounds that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit http://www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

There will be a conference call on April 29, 2014, at 9 a.m. EDT during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by dialing: 719-325-2331, confirmation code: 9920668. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Laura Hortas, 609-252-4587, laura.hortas@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, Ranya Dajani, 609-252-5330, ranya.dajani@bms.com or Ryan Asay, 609-252-5020, ryan.asay@bms.com, Investor Relations.

Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.
Byetta®, Bydureon® and Myalept™ are trademarks of Amylin Pharmaceuticals, LLC and AstraZeneca Pharmaceuticals LP.
Erbitux is a trademark of ImClone LLC. ImClone Systems is a wholly-owned subsidiary of Eli Lilly and Company.
Farxiga™ and Forxiga® are trademarks of AstraZeneca AB.
All other brand names are registered trademarks of the company and/or one of its subsidiaries.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2014	2013	% Change	2014	2013	% Change
Three Months Ended March 31,
Key Products
Virology
Baraclude	$406	$366	11%	$70	$68	3%
Reyataz	344	361	(5)%	176	193	(9)%
Sustiva Franchise	319	387	(18)%	228	251	(9)%
Oncology
Erbitux	169	162	4%	158	158	—
Sprycel	342	287	19%	145	115	26%
Yervoy	271	229	18%	146	159	(8)%
Neuroscience
Abilify	540	522	3%	325	328	(1)%
Immunoscience
Orencia	363	320	13%	229	214	7%
Cardiovascular
Eliquis	106	22	**	61	17	**

Diabetes Alliance	179	358	(50)%	114	292	(61)%

Mature Products and All Other	772	817	(6)%	113	176	(36)%

Total	3,811	3,831	(1)%	1,765	1,971	(10)%

Total Excluding Diabetes Alliance	3,632	3,473	5%	1,651	1,679	(2)%

**	In excess of 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2014	2013
Net product sales	$2,807	$2,957
Alliance and other revenues	1,004	874
Total Revenues	3,811	3,831

Cost of products sold	968	1,063
Marketing, selling and administrative	957	994
Advertising and product promotion	163	189
Research and development	946	930
Other (income)/expense	(208)	(19)
Total Expenses	2,826	3,157

Earnings Before Income Taxes	985	674
Provision for income taxes	49	51

Net Earnings	936	623
Net Earnings/(Loss) Attributable to Noncontrolling Interest	(1)	14
Net Earnings Attributable to BMS	$937	$609

Earnings per Common Share
Basic	$0.57	$0.37
Diluted	$0.56	$0.37

Average Common Shares Outstanding:
Basic	1,652	1,638
Diluted	1,666	1,655

Other (Income)/Expense

Interest expense	$54	$50
Investment income	(23)	(25)
Provision for restructuring	21	33
Litigation charges	29	—
Equity in net income of affiliates	(36)	(36)
Gain on sale of product lines, businesses and assets	(259)	(1)
Other alliance and licensing income	(108)	(57)
Pension curtailments, settlements and special termination benefits	64	—
Other	50	17
Other (income)/expense	$(208)	$(19)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(Unaudited, dollars in millions)

	Three Months Ended March 31,
	2014	2013
Accelerated depreciation, asset impairment and other shutdown costs	$45	$—
Amortization of acquired Amylin intangible assets	—	138
Amortization of Amylin collaboration proceeds	—	(67)
Amortization of Amylin inventory adjustment	—	14
Cost of products sold	45	85

Marketing, selling and administrative*	3	1

Upfront, milestone and other licensing payments	15	—
IPRD impairment	33	—
Research and development	48	—

Provision for restructuring	21	33
Gain on sale of product lines, businesses and assets	(259)	—
Acquisition and alliance related items	16	—
Litigation charges	25	—
Loss on debt redemption	45	—
Upfront, milestone and other licensing receipts	—	(14)
Pension curtailments, settlements and special termination benefits	64	—
Other (income)/expense	(88)	19

Increase to pretax income	8	105
Income tax on items above	(179)	(35)
Increase/(decrease) to net earnings	$(171)	$70

* Specified items in marketing, selling and administrative are process standardization implementation costs.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(Unaudited, dollars in millions)

Three months ended March 31, 2014	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,843	45	$2,888
Marketing, selling and administrative	957	(3)	954
Research and development	946	(48)	898
Other (income)/expense	(208)	88	(120)
Effective Tax Rate	5.0%	18.0%	23.0%

Three months ended March 31, 2013	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,768	85	$2,853
Marketing, selling and administrative	994	(1)	993
Research and development	930	—	930
Other (income)/expense	(19)	(19)	(38)
Effective Tax Rate	7.6%	3.4%	11.0%

*	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF NON-GAAP EPS TO GAAP EPS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2014	2013
Net Earnings Attributable to BMS – GAAP	$937	$609
Earnings attributable to unvested restricted shares	—	—
Net Earnings used for Diluted EPS Calculation – GAAP	$937	$609

Net Earnings Attributable to BMS – GAAP	$937	$609
Less Specified Items*	(171)	70
Net Earnings Attributable to BMS – Non-GAAP	766	679
Earnings attributable to unvested restricted shares	—	—
Net Earnings used for Diluted EPS Calculation – Non-GAAP	$766	$679

Average Common Shares Outstanding – Diluted	1,666	1,655

Diluted Earnings Per Share — GAAP	$0.56	$0.37
Diluted EPS Attributable to Specified Items	(0.10)	0.04
Diluted Earnings Per Share — Non-GAAP	$0.46	$0.41

*	Refer to the Specified Items schedule for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF MARCH 31, 2014 AND DECEMBER 31, 2013
(Unaudited, dollars in millions)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$5,225	$3,586
Marketable securities - current	1,834	939
Marketable securities - long term	3,558	3,747
Cash, cash equivalents and marketable securities	10,617	8,272
Short-term borrowings and current portion of long-term debt	(281)	(359)
Long-term debt	(7,367)	(7,981)
Net cash/(debt) position	$2,969	$(68)